Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to September 2018 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filed within the 7th Business Court of Rio de Janeiro on November 16, 2018. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy, or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability, or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

HONORABLE LAW JUDGE OF THE 7th BUSINESS COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL CITY OF THE STATE OF RIO DE JANEIRO

Proceedings 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A et al

The BANKRUPTCY TRUSTEE (BT) (Arnoldo Wald Law Firm – EAAW), appointed in the proceedings of Judicial Reorganization of Oi S.A. et al., respectfully requests that Your Honor determines that the attached Monthly Activity Report (“RMA”), related to September 2018 be attached to the case records.

Rio de Janeiro, November 16, 2018.

[signature]

Bankruptcy Trustee

Arnoldo Wald Law Firm

MONTHLY ACTIVITY REPORT

RMA

JUDICIAL REORGANIZATION

Oi

September 2018

November 16, 2018

EXECUTIVE SUMMARY

1	Introduction		03
2	Corporate Organization Chart of Oi Group/Companies Under Reorganization		05
3	Relevant Facts and Market Communications disclosed		09
4	Financial Information (Consolidated Financial Statements of the Companies Under Reorganization)		18
	4.1	Managerial Cash Flow Statement	19
	4.2	Balance Sheet of the Companies Under Reorganization	25
	4.3	Income Statement of the Companies Under Reorganization	33
5	Service to creditors		37
6	Statements Submitted by BT		38
7	Monitoring and Compliance of the PRJ		39

1 Introduction

INTRODUCTION

Honorable Law Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro

The Bankruptcy Trustee, Arnoldo Wald Law Firm (“Wald” or “BT”), appointed in the records of the Judicial Reorganization of Oi Group (proceedings 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by the BT to assist it in the elaboration of the Monthly Activity Report (“RMA”), respectfully submit to Your Honor, pursuant to the decision on pages 91,223/91,224, the RMA related to September 2018 and the 3rd quarter of 2018.

As you know, the Judicial Reorganization involves the following companies:

•        Oi S.A. - Under Judicial Reorganization (“Oi S.A.”);

•        Telemar Norte Leste S.A. - Under Judicial Reorganization (“Telemar Norte Leste”);

•        Oi Móvel S.A. - Under Judicial Reorganization (“Oi Móvel”);

•        Copart4 Participações S.A. - Under Judicial Reorganization (“Copart4”);

•        Copart5 Participações S.A. - Under Judicial Reorganization (“Copart5”);

•        Portugal Telecom International Finance B.V. - Under Judicial Reorganization (“PTIF”); and

•        Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (“Oi Coop”).

This report, which covers financial information based specially on elements provided by the Companies Under Reorganization until November 16, 2018, contains data related to September 2018, and should be analyzed with the preliminary activity report, as well as with the other RMAs previously submitted.

The RMA contains a chapter that covers specifically the consolidated financial information of the Companies under Reorganization, which shall encompass herein the Managerial Cash Flow Statement of said month submitted in the tables in comparison with the immediately previous month, in addition the information referring the Balance Sheet and the Income Statement of the Companies Under Reorganization, the analysis shall be based on the quarterly comparison between the 3rd quarter of 2018 and the 2nd quarter of 2018. The report will highlight the main variations that took place in said period, submitting the clarifying information provided by the Management of the Companies under Reorganization.

This report, prepared through analytical procedures and discussions with the Company’s Management, aims at providing the Court and interested parties with information on the financial situation of the Companies under Reorganization and the relevant transactions carried out by them, as well as a summary of the activities executed by the BT until the final works of this report.

The information presented below is based primarily on data and elements presented by the Companies Under Reorganization. The individual financial statements of all

Companies Under Reorganization, as well as the consolidated financial statements of Oi Group (which include, but are not limited to, the Companies Under Reorganization) are audited by independent auditors on a yearly basis. Limited review procedures are adopted by the auditors to file the Quarterly Consolidated Financial Information (“ITRs”) of Oi Group with CVM. In relation to the individual financial information of each Company Under Reorganization, prepared in monthly periods which are not those covered by the ITRs delivered to CVM, it is not submitted to independent audit review, whether by the auditors hired by Oi Group or by the BT.

The BT, proud of the responsibility attributed to it, is at your disposal for further clarifications regarding the information contained in this report or other additional information.

Very truly yours,

Arnoldo Wald Filho	Marcel Augusto Caparoz
awf@wald.com.br	Head Economist
marcel@rcconsultores.com.br
Samantha Mendes Longo
samantha@wald.com.br	Phone: +55 (11) 3053-0003

Partners

Phone: +55 (11) 3074-6000

2. Corporate Organization Chart of the Companies Under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

Source: Information made available by the Management

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

2. Brief Description of the Companies Under Reorganization

THE COMPANIES UNDER JUDICIAL REORGANIZATION

3        Relevant Facts and Market Communications disclosed

RELEVANT FACTS AND MARKET COMMUNICATIONS

We present below some of the relevant facts and market communications disclosed by Oi Group that are directly related to the Companies under Reorganization:

Relevant Facts and Market Communications from SEPTEMBER/18

September 13 - Anatel Decision

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in compliance with article 157, Paragraph 4, of Law No. 6,404/76 and under CVM Ruling No. 358/02, informed its shareholders and the market in general that it became aware, on such date, of the decision of the Board of Governors of the Brazilian Telecommunications Agency - ANATEL, among other matters:

(i) to grant prior consent to carry out the investiture of the members of the New Board of Directors of Oi, with the condition that the full effectiveness of the Prior Consent Act to be issued by the Board of Governors of Anatel be suspended until the Competition Superintendence Office certifies the equivalence of the result of the Extraordinary General Meeting of Company’s Shareholders called for September 17, 2018 (“EGM”) to the conditions analyzed by the Board of Governors and submitted in the respective resolution instruments; and

(ii) to grant prior consent to change the Bylaws of Oi, with the objective of increasing the authorized capital limit of the Company from the current BRL 34,038,701,741.49 to BRL 38,038,701,741.39.

In addition, the Analysis of the Reporting Board Member, whose vote was followed by the other Board Members, expressed the understanding that the other bylaws changes submitted to EGM resolution do not demand prior submission to ANATEL.

The entire Entry of Judgment of the Board of Governors is attached to this Relevant Fact and is also available for download in the Company’s website (www.oi.com.br/ri) and in the website of Empresas.NET System of CVM (www.cvm.gov.br), in addition to the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall submit the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission, according to Form 6-K.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=254863

September 19 - Consent granted by Anatel for the New Board of Directors of Oi S.A.

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), complementing the Relevant Fact disclosed on September 13, 2018, informed its shareholders and the market in general that it became aware, on such date, of an instrument issued by the

Competition Superintendence Office of the Brazilian Telecommunications Agency - ANATEL, confirming the full effectiveness of the prior consent granted by the Board of Governors of Anatel for the investiture of the members of the New Board of Directors, the election of which was ratified in the Extraordinary General Meeting held on September 17, 2018.

Thus, the Board of Directors of the Company is now composed of 11 independent members, with different and supplementary professional backgrounds and with vast experience in the market, consolidating a new stage in the governance process of Oi, as provided in the Company’s Judicial Reorganization Plan (“Plan”). The completion of these proceedings of the Plan ensure stability to the Judicial Reorganization proceedings and the Company itself to perform the turnaround in progress, seeking the sustainable growth of the business, after the financial debt restructuring, which was reduced from BRL 45 billion to BRL 14 billion.

The members of the new Board of Oi are Eleazar de Carvalho Filho (Chairman), Henrique José Fernandes Luz, José Mauro Mettrau Carneiro da Cunha, Marcos Bastos Rocha, Marcos Duarte Santos, Marcos Grodetzky, Maria Helena dos Santos Fernandes de Santana, Paulino do Rego Barros Jr, Ricardo Reisen de Pinho, Rodrigo Modesto de Abreu, and Wallim Cruz de Vasconcellos Junior, whose summarized CVs are attached to this Communication.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254920

September 26 - Resignation by Board Member

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”) informed its shareholders and the market in general that the Chairman of the Company’s Board of Directors received a notice by Mr. Marcos Duarte Santos, informing that, due to supervening reasons of a personal and professional nature, he will not be vested into the position of member of the New Board of Directors of Oi, the election of which was ratified in an Extraordinary General Meeting held on September 17, 2018.

The Company states its deepest gratitude to Mr. Marcos Duarte Santos, for his dedication during his term of office as member of the Board of Directors, recognizing the contributions and significant results achieved by him, particularly regarding the Company’s judicial reorganization process.

As a result of the vacant position, the Board of Directors will timely address the appointment of a substitute, pursuant to article 150 of Law No. 6,404/76 and to Clause 9.6 of the Judicial Reorganization Plan.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254980

Relevant Facts and Market Communications from OCTOBER/18

October 3 - Exercise of the subscription warrants

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in compliance with Clause 4.3.3.6 of Judicial Reorganization Plan of Oi and its subsidiaries approved by the General Creditors’ Meeting and ratified by the Judicial Reorganization Court (“RJ Plan”), and under article 157, paragraph 4, of Law No. 6,404/76 and pursuant to CVM Ruling No. 358/02, informed its shareholders and the market in general that, on October 26, 2018, the Company’s Board of Directors will convene to resolve on the Company’s capital increase upon private issuance of new common shares (“Common Shares”), in the amount of BRL 4,000,000,000.00 (“Capital Increase - New Funds”), pursuant to Clause 6 of the RJ Plan.

Oi clarifies that the disclosure of the Notice to Shareholders including the terms and conditions of the Capital Increase - New Funds and the start of the term to exercise the right of first refusal by its shareholders, under article 171 of Law 6,404/76 shall timely occur after the approval of the Capital Increase - New Funds.

The Company reports that, as set forth in item (a) (i) of Clause 4.3.3.6 of the RJ Plan, the holders of subscription warrants (“Subscription Warrant”) issued in the capital increase upon the Capitalization of Qualified Bondholders’ Unsecured Credits, approved and ratified by the Board of Directors in meetings held on March 5 and July 20, 2018, respectively, may exercise the subscription right of Common Shares issued by the Company granted by the Subscription Warrant, according to the terms and conditions described below.

Once the terms and procedures set forth by B3 S.A. - Brasil, Bolsa, Balcão (“B3”) and by Banco do Brasil S.A. (“Banco do Brasil”) are observed, the Subscription Warrants shall be enforceable, at the holder’s sole discretion, within the term of 92 days as of October 3, 2018 (including), that is, until January 2, 2019 (including) (“Exercise Term”), as follows:

(i) the holders of Subscription Warrants held in custody at the Assets Central Depository of B3 (“Central Depository”) must exercise the right granted by the Subscription Warrants through an exercise request to be made through its custody agent to B3, observing the terms set forth by B3; or

(ii) the holders of Subscription Warrants held in custody at Banco do Brasil must exercise the rights granted by the Subscription Warrants through an exercise request made in writing to the Company, upon attendance at any branch of Banco do Brasil and filling the corresponding form.

The complete relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=255062

October 3 - ADW Exercise

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in compliance with Clause 4.3.3.6 of the Judicial Reorganization Plan of Oi and its subsidiaries approved by the General Creditors’ Meeting and ratified by the Judicial Reorganization Court

(“RJ Plan”), and under article 157, paragraph 4 of Law No. 6,404/76 and pursuant to CVM Ruling No. 358/02, informed its shareholders and the market in general that, on this date, a Relevant Fact was disclosed, communicating that the holders of subscription warrants (“Subscription Warrants”) issued in the capital increase upon Capitalization of the Qualified Bondholders’ Unsecured Credits, approved and ratified by the Board of Directors (“Board”) on meetings on March 5 and July 20, 2018, respectively, may exercise the right of subscription of common shares issued by the Company (“Common Shares”), granted by the Subscription Warrants, during the term between October 3, 2018 and January 2, 2019 (“Exercise Term”).

The exercise term of each Subscription Warrant will be of BRL 0.039505, calculated based on the quotation of the dollar for sale set forth by the Central Bank of Brazil, in section “Cotações e Boletins [Quotations and Bulletins]”, option “Cotações de fechamento de todas as moedas em uma data [Closing quotations of all currencies on a certain date]”, in its website, on October 2, 2018.

The complete relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=255064

October 4 - Member appointment for the Board of Directors

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), complementing the Market Communication disclosed on September 26, 2018, informed its shareholders and the market in general that the Company’s Board of Directors appointed, on such date, Mr. Roger Solé Rafols to occupy the vacant position in the Board of Directors under article 150 of Law No. 6,404/76, of Clause 9.6 of the Judicial Reorganization Plan and article 30, sole paragraph, of the Company’s Bylaws. The effectiveness of the investiture of Mr. Roger Solé is conditioned to the prior consent of the Brazilian Telecommunications Agency - Anatel, pursuant to Entry of Judgment No. 3, of January 6, 2017.

With 20 years of experience in telecommunications, in the marketing, product development, innovation, P&L strategy and management areas, Mr. Roger Solé is the Marketing Vice President of Sprint Corporation since 2015. Before this, he was Marketing Vice President (2009-2015) and Consumer Marketing Officer (2009-2011) at Tim Brasil and Marketing Officer - Residential Segment (2006 to 2008) and Added-Value Products and Services Officer (2001 to 2006) at Vivo, having also worked at DiamondCluster, currently Oliver Wyman (1996 to 2001). He has a Business Bachelor’s degree and Master’s degree in Business Administration by ESADE - Escuela Superior de Administración y Dirección de Empresas, Barcelona and a graduate degree in Audiovisual Company Management by UPF - Universitat Pompeu Fabra, Instituto Desarrollo Continuo (IDEC), Barcelona. He also attended a MBA interchange program at UCLA - University of California, Los Angeles; Advanced Management Program at IESE Business School, Universidad de Navarra, São Paulo-Barcelona; and a short-term executive education program in Finance and Strategy for Value Creation at Wharton, University of Pennsylvania, Philadelphia.

With this appointment, the New Board of Directors of Oi completes the number of its members and restates its supplementary, multi sector profile and vast experience in national and international markets.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=255096

October 05 - Reply to CVM/B3 Official Letter

B3 - Brasil, Bolsa, Balcão

Superintendence Office for Company Monitoring and Variable Income Securities Offers

c.c.: CVM - Securities Commission

Mr. Fernando Soares Vieira - Superintendent of Business Relations

Mr. Francisco José Bastos Santos - Superintendent of Market Relations and Intermediaries

Re: B3 Official Letter 1761/2018-SAE

Dear Sirs,

Oi S.A. - Under Judicial Reorganization (“Company” or “Oi”), in compliance with B3 Official Letter 1761/2018-SAE, of October 4, 2018, of B3 - Bolsa, Brasil, Balcão (“B3”), transcribed below (“Official Letter”), submits its requested clarifications.

“Due to the latest oscillations recorded for the shares issued by this company, the number of businesses and the amount traded, as set forth below, we request that you inform, by October 5, 2018, if there is fact you are aware of and that may justify such oscillations”.

In this regard, Oi clarifies that, to your understanding, there are no facts or acts that may justify any atypical oscillations in number of businesses and the amount traded of Company shares, in addition to those that have already been widely disclosed by the Company.

As these were the considerations we had regarding the Official Letter, we remain at your full disposal for additional clarifications.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=255114

October 11 - Decision rendered by the Second Section of the STJ

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), complementing the Relevant Facts disclosed on March 6 and March 14, 2018, informed its shareholders and the market that it became aware, on this date, that the Second Section of the Superior Court of Justice (“STJ”), decided on the conflict of jurisdiction No. 157,099 argued by the Company due to conflicting decisions of the Court of the Market Arbitration Chamber and the 7th Business Lower Court of Rio de Janeiro/RJ (“Judicial Reorganization Court”), regarding the Company’s Judicial Reorganization Plan.

Under the vote rendered in the judgment session by Justice Nancy Andrighi, was decided, by a majority, that the discussions between the Company and its partners that address the rights set forth in Law No. 6,404/76 (“Corporation Law”) must be submitted to the arbitration court of the Market Arbitration Chamber, without prejudice to the maintenance of jurisdiction of the Judicial Reorganization Court, which may ratify the arbitration court decisions or not.

In this regard, the decisions rendered by the Judicial Reorganization Court regarding the Judicial Reorganization Plan approved in the General Creditors’ Meeting and ratified by the Judicial Reorganization Court are maintained and the Judicial Reorganization Plan remains unchanged.

The decision made on such shall be published by the Second Section of the STJ and is subject to appeal.

The Company shall keep its shareholders and the market informed on the progress of the subject of this Market Communication.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=255173

October 26 - Approval of the conditions of the Capital Increase - New Funds

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in compliance with article 157, paragraph 4, of Law No. 6,404/76, under CVM Ruling No. 358/02, and complementing the information disclosed on the Relevant Fact of October 3, 2018, informed its shareholders and the market in general that, on this date, the Board of Directors approved the conditions of the Company’s capital increase, upon the private issuance of new common shares, as provided in Clause 6 of the Judicial Reorganization Plan (“Capital Increase - New Funds”).

The Capital Increase - New Funds was approved by the Board of Directors within  the limit of the authorized capital, set forth in Oi’s Bylaws and shall be carried out through the issuance of three billion, two hundred and twenty-five million, eight hundred and six thousand, four hundred and fifty-one (3,225,806,451) new common shares, at the price of one Real and twenty-four centavos (BRL 1.24) per share (“New Common Shares”), amounting to BRL 4.0 billion, in line with the provisions of the Judicial Reorganization Plan.

The shareholders of the Company’s common shares (“Common Shares”) and/or preferred shares (“Preferred Shares”), including the custody agent of Deposit Program of American Depositary Shares (“ADS Custody Agent”) representing Common Shares and/or Preferred Shares issued by the Company (“ADS”) shall be ensured a right of first refusal in the subscription of New Common Shares issued as a result of the Capital Increase - New Funds, under article 171 of Law No. 6,404/76.

The entire relevant fact is available at:

file:///C:/Users/marcel/Downloads/26.10.2018_Fato%20Relevante_Aumento%20de%20Capital%20-%20Novos%20Recursos_port.pdf

October 26 - Issuance and delivery of shares to the holders of Subscription Warrants

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), complementing the Relevant Fact disclosed on October 3, 2018, informed its shareholders and the market that the Company’s Board of Directors, on this date, confirmed the issuance of 112,598,610 common shares (“Common Shares”) and the delivery of these Common Shares to the holders of subscription warrants that exercised their warrants by October 24, 2018, including the subscription warrants represented by 22,135,429 American Depositary Warrants (“ADWs”) exercised by October 18, 2018.

The Company expects that the American Depositary Receipts, each representing five common shares (CUSIP: 670851500; ISIN: US6708515001), are delivered on October 29, 2018 to holders that exercised their ADWs by October 18, 2018. Holders of subscription warrants not exercised by October 24, 2018 may exercise them by January 2, 2019, according to the procedures disclosed by Oi in the Relevant Fact of October 3, 2018, regarding the start of the exercise term of the subscription warrants.

Holders of ADWs not exercised by October 18, 2018 may exercise them by December 26, 2018, according to the procedures disclosed by Oi in the Relevant Fact of October 3, 2018, regarding the start of the exercise term of the ADWs.

The Company shall keep its shareholders and the market informed on the progress of the subject of this Market Communication.

The communication is available at:

file:///C:/Users/marcel/Downloads/26.10.2018_Comunicado%20ao%20Mercado_Exerc%C3%ADcio%20dos%20bonus%20de%20subscric%C3%A3o_port.pdf

October 26 - Recognition in Portugal of the PRJ ratification of the Companies Under Reorganization

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), complementing the Market Communication of August 1, 2018, informed its shareholders and the market in general that, on this date, it became aware of the decision rendered on October 25, 2018 by the Relations Court of Lisbon within the scope of the Interlocutory Appeal filed by the Company and its Subsidiaries Telemar Norte Leste - Under Judicial Reorganization, Oi Móvel S.A. - Under Judicial Reorganization, Copart 4 Participações S.A. - Under Judicial Reorganization and Copart 5 - Under Judicial Reorganization (jointly, “Companies Under Reorganization”), which revoked the decision rendered on July 30, 2018 by the Commerce Court of Lisbon and recognized in Portugal and ordered the publication of the ratification decision of the Judicial Reorganization Plan of the Companies Under Reorganization, rendered by the 7th Lower Business Court of Judicial District of the Capital City of the State of Rio de Janeiro on January 8, 2018 and published on February 5, 2018.

The entire Entry of Judgment rendered by the Relations Court of Lisbon is attached to this Market Communication and is also available for download in the Company’s website (www.oi.com.br/ri) and in the website of Empresas.NET System of CVM (www.cvm.gov.br), in addition to the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall submit the decision, as soon as possible, translated into English, to the US Securities and Exchange Commission, according to Form 6-K.

The communication is available at:

file:///C:/Users/marcel/Downloads/2018.10.26_Comunicado%20ao%20Mercado_Reconhecimento%20PRJ%20Portugal_port%20(1).pdf

Relevant Facts and Market Communications from NOVEMBER/18

November 6 - Reconsideration of the Decision by the Supporting Arbitrator

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in compliance with article 157, paragraph 4, of Law No. 6,404/76, under CVM Ruling No. 358/02, and complementing the information disclosed in the Relevant Fact of October 26, 2018, informed its shareholders and the market in general that, on this date, it became aware of the decision rendered by the Supporting Arbitrator in the arbitration proceedings filed against the Company by shareholder Bratel S.À.R.L. in the Market Arbitration Chamber, which reconsidered his prior decision rendered on October 26, 2018 which suspended the approval effects of the capital increase upon private issuance of new common shares approved by the Company’s Board of Directors in a meeting held on October 26, 2018, pursuant to Clause 6 of the Judicial Reorganization Plan, the Company being authorized to proceed with the acts necessary to the performance of the Capital Increase - New Funds.

The Company will keep its shareholders and the market informed on the development of the matters subject to this Relevant Fact.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=255437

November 07 - Capital Increase - New Funds

Oi S.A. - Under Judicial Reorganization (“Company”), complementing the Relevant Facts disclosed on October 26 and November 6, 2018, informed, considering the decision rendered by the Supporting Arbitration, who reconsidered his prior decision that suspended the approval effects of the Capital Increase - New Funds, the Company filed with the U.S. Securities and Exchange Commission (“SEC”) an amendment, dated November 6, 2018, the registration statement on Form F-1, dated August 30, 2018 (“Registration Statement”), related to the offer of common shares (“Common Shares”) and American Depositary Shares (“ADSs”) issued by the Company regarding the offer of rights of first refusal in the Capital Increase - New Funds (“Rights Offer”). The Company informed that, as soon as SEC declares the Registration Statement as effective, the Company will disclose the Notice to Shareholders including the conditions and ongoing terms for the Capital Increase - New Funds, including the date which will serve as basis for the definition of shareholders entitled to the right of first refusal, date in which the Common Shares will be traded ex-subscription right, and the terms related to the exercise of right of first refusal and subscription of leftovers.

The Company will keep its shareholders and the market informed on the development of the matters subject to this Relevant Fact.

The disclosed fact is available at:

file:///C:/Users/marcel/Downloads/2018.11.07%20COMUNICADO%20AO%20MERCADO%20AUMENTO%20DE%20CAPITAL%20NOVOS%20RECURSOS%20(PORT....pdf

November 12 - Reply to CVM/B3 Official Letter

B3 - Brasil, Bolsa, Balcão

Mrs. Ana Lúcia da Costa Pereira

Superintendence Office for Company Monitoring and Variable Income Securities Offers

c.c.: CVM - Securities Commission

Mr. Fernando Soares Vieira - Superintendent of Business Relations

Mr. Francisco José Bastos Santos - Superintendent of Market Relations and Intermediaries

Re: Official Letter 1883/2018-SAE

Dear Sirs,

Oi S.A. - Under Judicial Reorganization (“Company” or “Oi”), in reply to Official Letter 1883/2018 - SAE sent by B3 S.A. - Brasil, Bolsa, Balcão (“Official Letter”), through which clarifications are requested from Oi S.A. - Under Judicial Reorganization (“Oi” or “Company” regarding the news report published by Jornal Valor Econômico, on November 9, 2018, under the headline “Pharol against Oi”, as transcribed below, the Company clarifies the following:

“November 9, 2018

1883/2018-SAE

Oi S.A. – Under Judicial Reorganization

Attn. Mr. Carlos Augusto Machado Pereira de Almeida Brandão

Investor Relations Officer

Re: Request for clarification on news report disseminated in the press

Dear Sirs,

In a news report published by the Valor Econômico newspaper on November 9, 2018, under the headline “Pharol against Oi”, among other information, it is stated that

Pharol filed a suit against Oi in the Court of the Judicial District of Lisbon, demanding cash indemnification in the amount of € 2.017 billion.

We request clarification on the indicated items by 9 a.m. of November 12, 2018, with your confirmation or not, and other information that may deemed important.”

In this regard, Oi clarifies that, besides the news reports disclosed by the press and by Pharol itself, it is not formally aware of such legal suit, and it was not served process in this regard.

We remain at your disposal should you need additional clarifications.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=255519

November 13 - Reply to CVM/B3 Official Letter

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), in compliance with the provisions of article 12 of CVM Ruling No. 358/02, informed that it received, on this date, a letter from Goldentree Asset Management LP with the following information:

“New York, New York - USA, November 13, 2018

OI S.A. – Under Judicial Reorganization

Rua Humberto de Campos, 425 – 8° andar

Leblon - Rio de Janeiro

RJ, Brazil - 22430-190

Attn: Mr. Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial and Investors’ Relations Officer

Re: Disclosure of relevant shareholding interest in OI S.A. - Under Judicial Reorganization

Dear Sirs,

Goldentree Asset Management LP, an investment consultant of Goldentree Asset Management Lux Sarl,, enrolled in the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under No. 23.384.203/0001-24, and its related entities and individuals (“Goldentree”), as portfolio manager for clients outside Brazil with discretionary powers, in compliance with the provisions of article 12 of CVM Ruling No. 358, of January 3, 2002, as amended (“CVM Ruling 358”), respectfully appears before you to submit the attached information, due to the portfolio of clients outside Brazil with discretionary powers under their management having reached a 10.0% interest of the total common shares issued by Oi S.A. - Under Judicial Reorganization (“Company”), which currently amount to (i) 23,641,700 common shares; and (ii) 202,742,505 common shares in the form of 40,548,501 American Depositary Shares; Corresponding to the amount of 226,384,205 common shares of the Company.

This is a minority investment that does not change the control structure or, specifically, the administrative structure of the Company beyond the rules approved in the judicial reorganization plan and the current voting rights of shares held.

Currently there is no interest percentage that we intend to purchase, and we may carry out additional purchases. No other affiliate or subsidiary of Goldentree holds securities issued by the Company. With the exception of the Subscription Warrants, there are no other securities, including debentures convertible into shares, directly or indirectly, by Goldentree or an individual related thereto, nor any agreement or contract governing the exercise or the voting right or the purchase and sale of securities issued by the Company in which agreement or contract Goldentree or an individual related thereto is a party.

We remain at your disposal should you require additional clarifications and request that any contact made by you regarding this letter is made to Citibank Distribuidora de Títulos e Valores Mobiliários S.A. In Brazil, enrolled in the CNPJ/MF under No. 33.868.597/0001-40.

We remain at your disposal should you require additional clarifications.

Best regards,

Goldentree Asset Management LP

(and related entities/individuals)

Peter Alderman

Vice President”

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=255559

4          Financial Information (Consolidated Financial Statements of the Companies under Reorganization)

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statement

4.2 Balance Sheet of the Companies Under Reorganization

4.3 Income Statement of the Companies Under Reorganization

4.1 MANAGERIAL CASH FLOW STATEMENT

Monthly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement

SEPTEMBER 1 to 30, 2018

•          The Net Operating Cash Generation of the Companies Under Reorganization was BRL 79 million positive in September/18

•          Investments reached the level of BRL 339 million in September/18

•          The item Accounts Receivable increased by BRL 35 million in September/18, amounting to BRL 2,694 million

•          The item Accounts Payable decreased BRL 3 million in September/18, amounting to BRL 2,276 million.

•          The Financial Cash Final Balance of the Companies Under Reorganization increased by BRL 94 million in September/18, amounting to BRL 4,815 million

The Net Operating Cash Generation of the Companies Under Reorganization was BRL 79 million positive in September/18

•          The Net Operating Cash Generation of the Companies Under Reorganization was BRL 79 million positive in September/18, after the positive results of BRL 17 million observed in the previous month (Figure 5). When compared to August/18, Accounts Receivable increased by BRL 35 million, reaching BRL 2,694 million, while the cash outflows with Accounts Payable and Investments decreased BRL 27 million, jointly amounting to BRL 2,615 million (Figure 6).

•          The other movements of the Companies Under Reorganization, which includes the Financial Operations and Intra-Group items, jointly contributed with a cash inflow of BRL 15 million in September/18.

•          Accordingly, the variation of the Financial Cash Final Balance of the Companies Under Reorganization was positive in BRL 94 million in September/18, resulting in an amount of BRL 4,815 million (Figure 7), which corresponds to a high of 2.0% compared to the previous month.

•          Considerations of the variations shall be analyzed in detail on the following pages.

Source: Financial statements and management information

Figure 5 – Net Operating Cash Generation – Monthly Balance

Legend:

Em R$ milhões – BRL million

JUL/16 – JUL/16

AGO/16 – AUG/16

SET/16 – SEP/16

OUT/16 – OCT/16

NOV/16 – NOV/16

DEZ/16 – DEC/16

JAN/17 – JAN/17

FEV/17 – FEB/17

MAR/17 – MAR/17

ABR/17 – APR/17

MAI/17 – MAY/17

JUN/17 – JUN/17

JUL/17 – JUL/17

AGO/17 – AUG/17

SET/17 – SEP/17

OUT/17 – OCT/17

NOV/17 – NOV/17

DEZ/17 – DEC/17

JAN/18 – JAN/18

FEV/18 – FEB/18

MAR/18 – MAR/18

ABR/18 – APR/18

MAI/18 – MAY/18

JUN/18 – JUN/18

JUL/18 – JUL/18

AGO/18 – AUG/18

SET/18 – SEP/18

Figure 6 – Monthly evolution. Accounts Receivable x Accounts Payable/Investments

Legend:

Em R$ milhões – BRL million

RECEBIMENTOS – ACCOUNTS RECEIVABLE

PAGAMENTOS + INVESTIMENTOS – ACCOUNTS PAYABLE + INVESTMENTS

JUL/16 – JUL/16

SET/16 – SEP/16

NOV/16 – NOV/16

JAN/17 – JAN/17

MAR/17 – MAR/17

MAI/17 – MAY/17

JUL/17 – JUL/17

SET/17 – SEP/17

NOV/17 – NOV/17

JAN/18 – JAN/18

MAR/18 – MAR/18

MAI/18 – MAY/18

JUL/18 – JUL/18

SET/18 – SEP/18

Figure 7 – Financial Cash – Companies Under Reorganization – monthly – Final Balance

Legend:

Em R$ milhões – BRL million

JUN/16 – JUN/16

JUL/16 – JUL/16

AGO/16 – AUG/16

SET/16 – SEP/16

OUT/16 – OCT/16

NOV/16 – NOV/16

DEZ/16 – DEC/16

JAN/17 – JAN/17

FEV/17 – FEB/17

MAR/17 – MAR/17

ABR/17 – APR/17

MAI/17 – MAY/17

JUN/17 – JUN/17

JUL/17 – JUL/17

AGO/17 – AUG/17

SET/17 – SEP/17

OUT/17 – OCT/17

NOV/17 – NOV/17

DEZ/17 – DEC/17

JAN/18 – JAN/18

FEV/18 – FEB/18

MAR/18 – MAR/18

ABR/18 – APR/18

MAI/18 – MAY/18

JUN/18 – JUN/18

JUL/18 – JUL/18

AGO/18 – AUG/18

SET/18 – SEP/18

The decrease in Cash Outflows regarding Investments contributed to the positive result of Net Operating Cash Generation

Figure 8 – Managerial cash flow statement

	Aug/18	Sep/18	∆
Clients	1,731	1,681	-3%
Network Use Services	210	205	-2%
Dealers	518	420	-19%
Others	200	388	94%
Accounts Receivable (1)	2,659	2,694	1%

	Aug/18	Sep/18	∆
Plant Maintenance	(297)	(299)	1%
Rent Amounts	(349)	(329)	-6%
Graphic/Data Processing	(122)	(103)	-16%
Service/Collection Call Center	(138)	(104)	-25%
Concessionaires	(108)	(109)	1%
Advisory Services/Audits/Fees	(71)	(45)	-37%
Other Services/Accounts Payable	(308)	(444)	44%
Materials/Services (2)	(1,393)	(1,433)	3%

	Aug/18	Sep/18	∆
Network Use Services	(211)	(207)	-2
Court Deposits	46	40	-13%
Contingencies	-	(4)	N.A.
Other Accounts Payable (2)	(165)	(171)	4%

	Aug/18	Sep/18	∆
Telemar	(178)	(147)	-17%
Oi S.A.	(47)	(64)	36%
Oi Móvel	(138)	(128)	-7%
Investments (3)	(363)	(339)	-7%

Legend:

Em R$ milhões – BRL million

Recebimentos – Accounts Receivable

Pessoal – Personnel

Materiais/Serviços – Materials/Services

Tributos – Taxes

Mediação – Mediation

Demais pagamentos – Other accounts payable

Investimentos – Investments

Geração Oper. Líquida – Net Operating Generation

Fonte: Demonstrações financeiras e informações gerenciais – Source: Financial statements and management information

Table 1 – Managerial Cash Flow Statement – Sep/18

BRL million	(A) 08/31/2018 Aug/18	(B)-(A) Variation	(B) 09/30/2018 Sep/18
INITIAL Balance – Financial Cash	4,677	44	4,721
Clients	1,731	(50)	1,681
Network Use Services	210	(5)	205
Dealers	518	(98)	420
Others	200	188	388
Accounts Receivable (1)	2,659	35	2,694
Personnel	(170)	30	(140)
Material/Service Suppliers	(1,604)	(36)	(1,640)
Taxes	(507)	(9)	(516)
Court Deposits	46	(6)	40
Contingencies	-	(4)	(4)
Mediation	(44)	28	(16)
Accounts Payable (2)	(2,279)	3	(2,276)
Telemar	(178)	31	(147)
Oi S.A.	(47)	(17)	(64)
Oi Móvel	(138)	10	(128)
Investments (3)	(363)	24	(339)
Net Operating Generation (1+2+3)	17	62	79
Intra-group Transactions	(1)	1	-
Financial Transactions	28	(13)	15
Dividends and Interest on Net Equity (JCP)	-	-	-
FINAL Balance – Financial Cash	4,721	94	4,815

Figure 9 – Accounts Receivable – Share structure

Legend:

Outros – Others

Serviços de Uso de Rede – Network Use Services

Clientes – Clients

RECEBIMENTOS TOTAL – TOTAL ACCOUNTS RECEIVABLE

	Sep/18		Aug/18
	BRL million	Interest	Interest
Accounts Receivable	2,694	100%	100%
Client	1,681	62%	65%
Dealers	420	16%	19%
Others	388	14%	8%
Network Use Services	205	8%	8%

ACCOUNTS RECEIVABLE

Accounts Receivable increased in September/18

In September/18, there was an increase in Accounts Receivable of BRL 35 million in relation to the previous month (+1.3%), reaching the amount of BRL 2,694 million.

The item Others of Account Receivable increased BRL 188 million in September/18, amounting to BRL 388 million, with the collection of BRL 200 million in August/18.

o      The Management stressed that the increase in the item Others of Accounts Receivable in September/2018 is explained by the increase in the Interconnection Intercompany accounts receivables between the companies under judicial reorganization, which effect is cancelled by the item “Other services/payments”.

On the other hand, the other items of the Accounts Receivable recorded a decrease regarding the immediately previous month. The item Clients decreased in September/18 by BRL 50 million, reaching BRL 1,681 million, while the accounts receivable for Network Use Services decreased BRL 5 million in relation to the previous month, amounting to BRL 205 million in September/18.

In the same direction, the item Dealers also decreased in September/18, reaching the level of BRL 420 million, compared to BRL 518 million in the previous month.

o      Management informed that the decrease of Accounts Receivable of Clients in September/18, and the decrease of the item Dealers, is related to the lower number of business days in September/18 (20 business days) regarding August/18 (23 business days).

o      Management also emphasized that, while the accounts receivable of Network Use Services recorded a decrease in September/18, it remains in line with the level recorded during the last months and must be analyzed jointly with the accounts payable of “Network Use Services”.

Table 1 – Managerial Cash Flow Statement - Sep/18

BRL million	(A) 08/31/2018 Aug/18	(B)-(A) Variation	(B) 09/30/2018 Sep/18
INITIAL Balance – Financial Cash	4,677	44	4,721
Clients	1,731	(50)	1,681
Network Use Services	210	(5)	205
Dealers	518	(98)	420
Others	200	188	388
Accounts Receivable (1)	2,659	35	2,694
Personnel	(170)	30	(140)
Material/Service Suppliers	(1,604)	(36)	(1,640)
Taxes	(507)	(9)	(516)
Court Deposits	46	(6)	40
Contingencies	-	(4)	(4)
Mediation	(44)	28	(16)
Accounts Payable (2)	(2,279)	3	(2,276)
Telemar	(178)	31	(147)
Oi S.A.	(47)	(17)	(64)
Oi Móvel	(138)	10	(128)
Investments (3)	(363)	24	(339)
Net Operating Generation (1+2+3)	17	62	79
Intra-group Transactions	(1)	1	-
Financial Transactions	28	(13)	15
Dividends and Interest on Net Equity (JCP)	-	-	-
FINAL Balance – Financial Cash	4,721	94	4,815

Figure 10 – Accounts Payable – Share structure

Legend:

Outros – Others

Mediação – Mediation

Pessoal – Personnel

Tributos – Taxes

Fornecedores – Suppliers

PAGAMENTOS TOTAL – ACCOUNTS PAYABLE

	Sep/18		Aug/18
	BRL million	Interest	Interest
Accounts Payable	2,276	100%	100%
Material/Service Suppliers	1,640	72%	70%
Taxes	516	23%	22%
Personnel	140	6%	8%
Mediation	16	1%	2%
Others	(36)	-2%	-2%

ACCOUNTS PAYABLE

Decrease of Accounts Payable in September/18

The Accounts Payable amounted to BRL 2,276 million in September/18, a decrease of BRL 3 million in relation to the previous month, when such item recorded BRL 2,279 million.

The main item responsible for the lower cash outflow with Accounts Payable was the item Personnel, with a decrease of BRL 30 million in the month, reaching BRL 140 million. In the same direction, Mediation decreased by BRL 28 million in September/18, amounting to BRL 16 million.

o      According to the Management, the decrease observed in the item Personnel in September/18 is a result of a specific payment made in August/18, regarding the contractual commitments to maintain key Executive Officers, seeking to ensure the continuity of the businesses conducted by the company.

o      Regarding Mediation, however, the Management informed that the decrease in September/18 is a result of the smaller payment to the Class 1 labor creditors in the month, as previously defined in the Judicial Reorganization plan.

On the other hand, the item Material/Service Suppliers recorded a higher cash outflow in September/18, with an increase of BRL 36 million, reaching the level of BRL 1,640 million. In the same direction, Taxes recorded an increase of BRL 9 million in September/18, amounting to BRL 516 million.

o      According to Management, the higher cash outflow in September/18 for the item Material/Service Suppliers is a result of the increase in the interconnection intercompany payments between the companies under judicial reorganization, which is cancelled by the other “Other accounts receivable” and for the payment of intercompany commission to Paggo Lojas, for the sales of landline and mobile telecommunication services.

o      The management also informed that the increase of accounts payable regarding the item Taxes in September/18 is related to the lower compensation of taxes in such month, when compared to the immediately previous month.

The item Court Deposits, however, had a lower cash inflow in September/18, from BRL 46 million in August/18 to BRL 40 million in September/18. Lastly, Contingencies recorded a cash outflow in September/18 of BRL 4 million, compared to the result cancelled in the previous month.

o      In relation to Court Deposits, the Management emphasized that in September/18 there were gains in the tax and civil scopes, which contributed to the cash inflow in the month.

Table 1 – Managerial Cash Flow Statement – Sep/18

BRL million	(A) 08/31/2018 Aug/18	(B)-(A) Variation	(B) 09/30/2018 Sep/18
INITIAL Balance – Financial Cash	4,677	44	4,721
Clients	1,731	(50)	1,681
Network Use Services	210	(5)	205
Dealers	518	(98)	420
Others	200	188	388
Accounts Receivable (1)	2,659	35	2,694
Personnel	(170)	30	(140)
Material/Service Suppliers	(1,604)	(36)	(1,640)
Taxes	(507)	(9)	(516)
Court Deposits	46	(6)	40
Contingencies	-	(4)	(4)
Mediation	(44)	28	(16)
Accounts Payable (2)	(2,279)	3	(2,276)
Telemar	(178)	31	(147)
Oi S.A.	(47)	(17)	(64)
Oi Móvel	(138)	10	(128)
Investments (3)	(363)	24	(339)
Net Operating Generation (1+2+3)	17	62	79
Intra-group Transactions	(1)	1	-
Financial Transactions	28	(13)	15
Dividends and Interest on Net Equity (JCP)	-	-	-
FINAL Balance – Financial Cash	4,721	94	4,815

Figure 11 – Investments – Share structure

Legend:

INVESTIMENTOS TOTAL – TOTAL INVESTMENTS

	Sep/18		Aug/18
	BRL million	Interest	Interest
Investments	339	100%	100%
Telemar	147	43%	49%
Oi Móvel	128	38%	38%
Oi S.A.	64	19%	13%

INVESTMENTS

The Companies Under Reorganization recorded Accounts Payable for Investments of BRL 339 million in September/18, a decrease of 6.6% in relation to the previous month, when there were cash outflows with Investments of BRL 363 million.

The Investments related to Telemar S.A. presented a decrease of BRL 31 million, totaling BRL 147 million in September/18. Investments in Oi Móvel S.A. decreased by BRL 10 million, totaling BRL 128 million, while Investments in Oi S.A. increased from BRL 47 million in August/18 to BRL 64 million in September/18.

o        Management pointed out that despite the slight decrease observed in September/18, the investments remain in line with what was recorded in the previous months, according to the Company’s investment plan.

NET OPERATING GENERATION

The level of Accounts Receivable in September/18, of BRL 2,694 million, was higher than the combined total of Accounts Payable (BRL 2,276 million) and the cash outflows with Investments (BRL 339 million) in the month, which directly contributed to the positive balance of BRL 79 million in Net Operating Generation of the Companies Under Reorganization in the month.

o        Management reported that the result is in line with the flow predicted in the Judicial Reorganization Plan.

FINAL BALANCE – FINANCIAL CASH

The Financial Transactions recorded a positive result of BRL 15 million in September/18, a decrease of BRL 13 million compared to the previous month. The other items remained at zero.

o      Management reported that the decrease in cash inflows of Financial Transactions mainly results from the appreciation of the Real against the Dollar (3.18%) and the Euro (2.95%) in September/18 and, to a smaller degree, from the decrease in profitability of the cash in Brazilian currency, due to a lower CDI in September/18. Management also emphasized that in August/18 there was a strong devaluation of the Real against some currencies.

Therefore, by adding the entry of BRL 15 million of the Financial Transactions to the positive balance of BRL 79 million of the Net Operating Cash Generation, the Financial Cash Final Balance of the Companies Under Reorganization increased by BRL 94 million in relation to the previous month (a 2.0% increase), amounting to BRL 4,815 million.

o   The Management pointed out that, as set forth in the guidelines of the Judicial Reorganization Plan, oscillations upwards and downwards are expected in the Company’s cash throughout the year.

Table 2 – Direct Cash Flow

BRL million

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANIES UNDER REORGANIZATION	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEP/17	OCT/17	NOV/17	DEC/17	JAN/18	FEB/18	MAR/18	APR/18	MAY/18	JUN/18	JUL/18	AUG/18	SEP/18
Initial Balance – Financial Cash	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877	6,881	6,128	5,909	5,831	4,820	4,602	4,819	4,677	4,721
Accounts Receivable	2,638	2,961	2,563	2,755	2,970	2,682	2,893	2,689	2,716	2,816	2,758	2,646	2,619	2,386	2,736	2,589	2,659	2,694
Clients	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873	1,905	1,825	1,691	1,855	1,780	1,799	1,734	1,836	1,731	1,681
Network Use Services	242	202	106	226	178	223	144	190	197	201	209	212	234	3	467	228	210	205
Dealers	395	526	430	479	494	430	488	467	420	524	411	456	461	491	471	431	518	420
Others	115	166	102	140	311	156	315	159	194	266	447	123	144	93	64	94	200	388
Accounts Payable	(2,523)	(2,477)	(1,967)	(2,450)	(2,482)	(2,210)	(2,721)	(2,752)	(2,560)	(3,239)	(2,578)	(2,231)	(3,109)	(2,213)	(2,223)	(2,383)	(2,279)	(2,276)
Personnel	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)	(236)	(234)	(177)	(140)	(303)	(179)	(147)	(186)	(170)	(140)
Material and Service Suppliers	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)	(2,421)	(1,789)	(1,488)	(1,641)	(1,332)	(1,568)	(1,698)	(1,604)	(1,640)
Materials/Services	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)	(2,215)	(1,575)	(1,277)	(1,401)	(1,325)	(1,101)	(1,470)	(1,393)	(1,433)
Plant Maintenance	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)	(345)	(341)	(309)	(331)	(375)	(302)	(283)	(312)	(297)	(299)
Rent Amounts	(168)	(179)	(142)	(243)	(203)	(192)	(191)	(213)	(139)	(386)	(210)	(259)	(248)	(245)	(260)	(322)	(349)	(329)
Graphic/Data Processing	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)	(113)	(127)	(122)	(140)	(122)	(111)	(108)	(132)	(122)	(103)
Service/Collection Call Center	(169)	(128)	(72)	(132)	(126)	(79)	(123)	(228)	(157)	(147)	(126)	(188)	(143)	(128)	(104)	(140)	(138)	(104)
Concessionaires	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)	(105)	(103)	(105)	(104)	(101)	(105)	(99)	(111)	(108)	(109)
Advisory Services/Audits/Fees	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)	(31)	(55)	(67)	(50)	(56)	(50)	(35)	(75)	(71)	(45)
Other Services/Accounts Payable	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)	(332)	(1,056)	(636)	(205)	(356)	(384)	(212)	(378)	(308)	(444)
Network Use Services	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)	(200)	(206)	(214)	(211)	(240)	(7)	(467)	(228)	(211)	(207)
Taxes	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)	(633)	(621)	(628)	(527)	(1,172)	(698)	(518)	(531)	(507)	(516)
Court Deposits	(17)	(22)	(13)	6	14	28	29	20	(224)	43	53	(11)	8	(4)	11	50	46	40
Contingencies	1	-	-	(1)	(5)	-	(5)	-	1	(1)	-	(12)	-	-	(1)	(8)	-	(4)
Mediation						(18)	(126)	(139)	(46)	(5)	(37)	(53)	(1)	-	-	(10)	(44)	(16)
Investments	(346)	(433)	(330)	(480)	(427)	(290)	(410)	(391)	(190)	(554)	(430)	(519)	(536)	(434)	(377)	(370)	(363)	(339)
Telemar	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)	(89)	(272)	(200)	(215)	(278)	(182)	(170)	(154)	(178)	(147)
Oi S.A.	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)	(25)	(70)	(63)	(81)	(70)	(66)	(63)	(52)	(47)	(64)
Oi Móvel	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)	(76)	(212)	(167)	(223)	(188)	(186)	(144)	(164)	(138)	(128)
Operating Generation	(231)	51	266	(175)	61	182	(238)	(454)	(34)	(977)	(250)	(104)	(1,026)	(261)	136	(164)	17	79
Intra-group Transactions	(99)	(101)	135	-	-	-	-	-	-	-	-	-	-	28	55	3	(1)	-
Financial Transactions	44	20	44	55	55	47	38	7	38	32	24	26	15	15	26	19	28	15
Dividends and Interest on Net Equity (JCP)	-	-	-	-	-	-	-	-	-	192	7	-	-	-	-	-	-	-
Final Balance - Financial Cash	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877	6,881	6,128	5,909	5,831	4,820	4,602	4,819	4,677	4,721	4,815

4.2 BALANCE SHEET OF THE COMPANIES UNDER REORGANIZATION

Quarterly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

BALANCE SHEET OF THE COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement

3rd QUARTER/2018

o        The Cash of the Companies Under Reorganization recorded a decrease of BRL 22 million in the quarter, reaching BRL 4,847 million

o        Taxes Recoverable had a BRL 358.1 million decrease in the quarter

o        Long-Term Loans and Financings of the Companies Under Reorganization increased BRL 714.7 million in the 3rd quarter of 2018

o        Long-Term Suppliers increased BRL 187.4 million in the 3rd quarter of 2018

Table 3 - Balance Sheet, Assets		(A)	(B) - (A)	(B)
In thousands of BRL		06/30/2018	Variation	09/30/2018
		2nd Quarter 2018		3rd Quarter 2018

A	Cash and Cash Equivalents	4,772,162	(16,453)	4,755,709
B	Financial Investments	35,287	(6,425)	28,862
	Accounts Receivable	7,844,826	129,249	7,974,075
	Inventories	137,661	(6,611)	131,050
	Claims with Related Parties	75,850	2,827	78,677
	Loans Receivables	1,008,355	663	1,009,018
	Taxes Recoverable	1,715,800	(358,122)	1,357,678
	Court Deposits and Frozen Accounts	1,441,412	(59,712)	1,381,700
	Dividends and Interest on Net Equity	174,004	-	174,004
	Assets Kept for Sale	-	-	-
	Other Assets	2,927,943	(522,850)	2,405,093
	Current Assets	20,133,300	(837,434)	19,295,866
	Claims with Related Parties	13,901	334	14,235
C	Financial Investments	61,276	834	62,110
	Deferred Taxes Recoverable	268,188	-	268,188
	Other Taxes	675,863	17,900	693,763
	Court Deposits and Frozen Accounts	7,813,464	(405,154)	7,408,310
	Other Assets	374,941	478,882	853,823
	Investments	4,893,253	(234,648)	4,658,605
	Property, Plant and Equipment	26,670,849	367,209	27,038,058
	Intangible assets	7,758,787	(306,305)	7,452,482
	Non-Current Assets	48,530,522	(80,948)	48,449,574
	Total Assets	68,663,822	(918,382)	67,745,440

Cash = BRL 4,847 million

A + B + C

1. Decrease of BRL 22.0 million in the quarter

Current Assets (page 1 of 2)

The Cash of the Companies Under Reorganization recorded a decrease of BRL 22 million in the 3rd Quarter of 2018

The Total Assets of the Companies Under Reorganization decreased by BRL 918.4 million in the 3rd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 837.4 million of the Current Assets and the decrease of BRL 81 million of the Non-Current Assets. The decrease of BRL 837.4 million of the Current Assets was influenced by:

o    1. The Cash of the Companies Under Reorganization (resulting from the sum of the items Cash and Cash Equivalents, Current Financial Investments and Non-Current Financial Investments) decreased BRL 22 million in the 3rd quarter (decrease of 0.5%), amounting to BRL 4,847 million. According to Management, the cash remained at the expected normal level, even though the payments to the class 1 labor creditors started, according to the Judicial Reorganization plan.

Table 3 - Balance Sheet, Assets	(A)	(B) - (A)	(B)
In thousands of BRL	06/30/2018	Variation	09/30/2018
	2nd Quarter 2018		3rd Quarter 2018

Cash and Cash Equivalents	4,772,162	(16,453)	4,755,709
Financial Investments	35,287	(6,425)	28,862
Accounts Receivable	7,844,826	129,249	7,974,075
Inventories	137,661	(6,611)	131,050
Claims with Related Parties	75,850	2,827	78,677
Loans Receivables	1,008,355	663	1,009,018
Taxes Recoverable	1,715,800	(358,122)	1,357,678
Court Deposits and Frozen Accounts	1,441,412	(59,712)	1,381,700
Dividends and Interest on Net Equity	174,004	-	174,004
Assets Kept for Sale	-	-	-
Other Assets	2,927,943	(522,850)	2,405,093
Current Assets	20,133,300	(837,434)	19,295,866
Claims with Related Parties	13,901	334	14,235
Financial Investments	61,276	834	62,110
Deferred Taxes Recoverable	268,188	-	268,188
Other Taxes	675,863	17,900	693,763
Court Deposits and Frozen Accounts	7,813,464	(405,154)	7,408,310
Other Assets	374,941	478,882	853,823
Investments	4,893,253	(234,648)	4,658,605
Property, Plant and Equipment	26,670,849	367,209	27,038,058
Intangible assets	7,758,787	(306,305)	7,452,482
Non-Current Assets	48,530,522	(80,948)	48,449,574
Total Assets	68,663,822	(918,382)	67,745,440

2. Accounts Receivable increased BRL 129.3 million

3. Taxes Recoverable decreased BRL 358.1 million

4. Other Assets decreased BRL 522.8 million

Current Assets (page 2 of 2)

Taxes Recoverable decreased BRL 358.1 million in the 3rd Quarter of 2018

The Total Assets of the Companies Under Reorganization decreased by BRL 918.4 million in the 3rd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 837.4 million of the Current Assets and the decrease of BRL 81 million of the Non-Current Assets. The decrease of BRL 837.4 million of the Current Assets was influenced by:

o        2. The Accounts Receivable of the Companies Under Reorganization increased BRL 129.3 million (high of 1.6%), amounting to BRL 7,974 million. Management informed that the high resulted from the revenue growth of the Mobile and B2B segments in the quarter and the decrease of the provision for bad debtors due to the improvement of the default in the 3rd quarter of 2018.

o        3. The Taxes Recoverable of the Companies Under Reorganization, on the other hand, recorded a decrease of BRL 358.1 million (a decrease of 20.9%), amounting to BRL 1,358 million. Management reported that the verified decrease is due to the increase in the compensation of tax credits compared to amounts to be paid as PIS, Cofins and taxes withheld at the source, in addition to the ICMS credit compensation regarding the Offsetting of Accounts in the State of Rio de Janeiro.

o        4. The item Other Assets of the Companies Under Reorganization decreased BRL 522.8 million (decrease of 17.9%), amounting to BRL 2,405 million. The Company reported that the verified decrease refers to the deferment of the advanced expense related to the payment of the Fistel rate for 2018 and the reclassification of advanced expense from short to long term of sales commission related to the adoption of IFRS15.

Table 3 - Balance Sheet, Assets	(A)	(B) - (A)	(B)
In thousands of BRL	06/30/2018	Variation	09/30/2018
	2nd Quarter 2018		3rd Quarter 2018

Cash and Cash Equivalents	4,772,162	(16,453)	4,755,709
Financial Investments	35,287	(6,425)	28,862
Accounts Receivable	7,844,826	129,249	7,974,075
Inventories	137,661	(6,611)	131,050
Claims with Related Parties	75,850	2,827	78,677
Loans Receivables	1,008,355	663	1,009,018
Taxes Recoverable	1,715,800	(358,122)	1,357,678
Court Deposits and Frozen Accounts	1,441,412	(59,712)	1,381,700
Dividends and Interest on Net Equity	174,004	-	174,004
Assets Kept for Sale	-	-	-
Other Assets	2,927,943	(522,850)	2,405,093
Current Assets	20,133,300	(837,434)	19,295,866
Claims with Related Parties	13,901	334	14,235
Financial Investments	61,276	834	62,110
Deferred Taxes Recoverable	268,188	-	268,188
Other Taxes	675,863	17,900	693,763
Court Deposits and Frozen Accounts	7,813,464	(405,154)	7,408,310
Other Assets	374,941	478,882	853,823
Investments	4,893,253	(234,648)	4,658,605
Property, Plant and Equipment	26,670,849	367,209	27,038,058
Intangible assets	7,758,787	(306,305)	7,452,482
Non-Current Assets	48,530,522	(80,948)	48,449,574
Total Assets	68,663,822	(918,382)	67,745,440

1. Other Assets increased BRL 478.9 million in the 3rd quarter

2. Investments decreased BRL 239.5 million

3. Intangible Assets decreased BRL 306.3 million

Non-Current Assets (page 1 of 1)

Other Assets increased BRL 478.9 million in the 3rd quarter of 2018

The Total Assets of the Companies Under Reorganization decreased by BRL 918.4 million in the 3rd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 837.4 million of the Current Assets and the decrease of BRL 81 million of the Non-Current Assets. The decrease of BRL 81 million of the Non-Current Assets was influenced by:

o      1. The item Other Assets of the Companies Under Reorganization increased BRL 478.9 million in the 3rd quarter of 2018 when compared to the 2nd quarter of 2018, amounting to BRL 853.8 million. According to information provided by Management, the verified increase is a result of the reclassification of the advanced expense from short to long term of the sales commission regarding the adoption of IFRS15.

o      2. The item Investments, on the other hand, decreased BRL 234.6 million in the same period (decrease of 4.8%), amounting to BRL 4,658 million. According to Management, the verified decreased of the investments refers to the negative variations in the result of the controlled companies in the 3rd quarter of 2018.

o      3. The item Intangible Assets decreased BRL 306.3 million in the quarter (decrease of 3.9%), amounting to BRL 7,452 million. According to Management, the verified decrease reflects normal appropriations of the amortization quotas for items recorded in the Intangible Assets Group.

Table 4 - Balance Sheet, Liabilities	(A)	(B) - (A)	(B)
In thousands of BRL	06/30/2018	Variation	09/30/2018
	2nd Quarter 2018		3rd Quarter 2018

Salaries, Social Charges and Benefits	357,595	78,013	435,608
Suppliers	5,346,184	196,125	5,542,309
Loans and Financings	866,224	233,008	1,099,232
Derivative Financial Instruments	-	-	-
Withheld Current Taxes	1,056,531	(228,273)	828,258
Dividends and Interest on Net Equity	6,197	(12)	6,185
Payable Adjustments and Concessions	57,044	16,724	73,768
Fiscal Refinancing Program	231,313	(47,940)	183,373
Provisions	778,097	(84,470)	693,627
Other Obligations	1,404,948	(49,467)	1,355,481
Current Liabilities	10,104,133	(113,708)	10,217,841
Suppliers	3,321,166	187,387	3,508,553
Loans and Financings	14,929,892	714,670	15,644,562
Other Taxes	4,426,656	(396,871)	4,029,785
Payable Adjustments and Concessions	-	-	-
Fiscal Refinancing Program	487,161	(58,330)	428,831
Provisions	4,202,715	12,075	4,214,790
Provisions for Pension Funds	571,116	80	571,196
Provisions for Loss of Investment	923,690	(135,604)	788,086
Other Obligations	2,351,747	3,190	2,354,937
Non-Current Liabilities	31,214,144	326,597	31,540,741
Net Equity	27,345,545	(1,358,687)	25,986,858
Total Liabilities + Net Equity	68,663,822	(918,382)	67,745,440

1. Suppliers increased BRL 196.1 million

2. Provisions Payable decreased BRL 84.5 million

Current Liabilities (page 1 of 1)

Short-Term Suppliers increased BRL 196.1 million in the quarter

The Total Liabilities of the Companies Under Reorganization decreased by BRL 918.4 million in the 3rd quarter of 2018 compared to the previous quarter, due to the increase of BRL 113.7 million of the Current Liabilities, an increase of BRL 326.6 million of the Non-Current Liabilities and the decrease of BRL 1,358 million of the Net Equity. The increase of BRL 113.7 million of the Current Liabilities was influenced by:

o        Short-term Suppliers increased BRL 196.1 million (increase of 3.7%), amounting to BRL 5.542 million. According to Management, the increase is related to the acceleration of investments set forth in the Judicial Reorganization Plan of the Company.

o        Short-term Provisions, on the other hand, decreased BRL 84.5 million (decrease of 10.9%), amounting to BRL 693.6 million. According to Management, the verified decrease was caused by the payments made to the class 1 labor creditors, according to the RJ plan and other regular payments in the specific period: JEC and Consumer.

Table 4 - Balance Sheet, Liabilities	(A)	(B) - (A)	(B)
In thousands of BRL	06/30/2018	Variation	09/30/2018
	2nd Quarter 2018		3rd Quarter 2018

Salaries, Social Charges and Benefits	357,595	78,013	435,608
Suppliers	5,346,184	196,125	5,542,309
Loans and Financings	866,224	233,008	1,099,232
Derivative Financial Instruments	-	-	-
Withheld Current Taxes	1,056,531	(228,273)	828,258
Dividends and Interest on Net Equity	6,197	(12)	6,185
Payable Adjustments and Concessions	57,044	16,724	73,768
Fiscal Refinancing Program	231,313	(47,940)	183,373
Provisions	778,097	(84,470)	693,627
Other Obligations	1,404,948	(49,467)	1,355,481
Current Liabilities	10,104,133	(113,708)	10,217,841
Suppliers	3,321,166	187,387	3,508,553
Loans and Financings	14,929,892	714,670	15,644,562
Other Taxes	4,426,656	(396,871)	4,029,785
Payable Adjustments and Concessions	-	-	-
Fiscal Refinancing Program	487,161	(58,330)	428,831
Provisions	4,202,715	12,075	4,214,790
Provisions for Pension Funds	571,116	80	571,196
Provisions for Loss of Investment	923,690	(135,604)	788,086
Other Obligations	2,351,747	3,190	2,354,937
Non-Current Liabilities	31,214,144	326,597	31,540,741
Net Equity	27,345,545	(1,358,687)	25,986,858
Total Liabilities + Net Equity	68,663,822	(918,382)	67,745,440

Loans and Financings of the Companies Under Reorganization

	(A)	(B) - (A)	(B)
	06/30/2018		09/30/2018
	2nd Quarter 2018		3rd Quarter 2018

Brazilian Currency	2,407	1,211	3,618
Foreign Currency	863,817	231,797	1,095,614
Total Short-Term (Current)	866,224	233,008	1,099,232
Brazilian Currency	7,117,567	268,472	7,386,039
Brazilian Currency - related parties	8,250	149	8,399
Foreign Currency	7,804,075	446,050	8,250,125
Total Long-Term (Non-Current)	14,929,892	714,670	15,644,562
Total Loans and Financings	15,796,116	947,678	16,743,794

o        The Short-Term Loans and Financings in Brazilian Currency had an increase of BRL 1.2 million in the 3rd quarter of 2018, amounting to BRL 3.6 million, corresponding to a minimum fraction of the Loans and Financings.

o        The Short-Term Loans and Financings in Foreign Currency increased by BRL 231.8 million in the 3rd quarter of 2018, amounting to BRL 1,095 million.

o        The result was a high of BRL 233.0 million in the Short-Term Loans and Financings, reaching the amount of BRL 1,099 million.

o      According to Management, the increase can be explained by the accrual of interest and for the transfer of the monthly amortization installments of the principal amount of the BRB which will start in 2019, in addition to the exchange variation of the principal of short-term loans.

o        The Long-Term Loans and Financings increased by BRL 714.7 million, amounting to BRL 15,644 million. From such amount, the loans in Brazilian Currency reached BRL 7,386 million. The loans in Brazilian Currency - related parties amounted to BRL 8.4 million. Lastly, the loans in Foreign Currency increased BRL 446.0 million, reaching BRL 8,250 million.

o        According to Management, the increase in the quarter is mainly explained by the exchange variations of loans in foreign currency, in addition to the accrual of interest of debts indexed by the TJLP and CDI.

Table 4 - Balance Sheet, Liabilities	(A)	(B) - (A)	(B)
In thousands of BRL	06/30/2018	Variation	09/30/2018
	2nd Quarter 2018		3rd Quarter 2018

Salaries, Social Charges and Benefits	357,595	78,013	435,608
Suppliers	5,346,184	196,125	5,542,309
Loans and Financings	866,224	233,008	1,099,232
Derivative Financial Instruments	-	-	-
Withheld Current Taxes	1,056,531	(228,273)	828,258
Dividends and Interest on Net Equity	6,197	(12)	6,185
Payable Adjustments and Concessions	57,044	16,724	73,768
Fiscal Refinancing Program	231,313	(47,940)	183,373
Provisions	778,097	(84,470)	693,627
Other Obligations	1,404,948	(49,467)	1,355,481
Current Liabilities	10,104,133	(113,708)	10,217,841
Suppliers	3,321,166	187,387	3,508,553
Loans and Financings	14,929,892	714,670	15,644,562
Other Taxes	4,426,656	(396,871)	4,029,785
Payable Adjustments and Concessions	-	-	-
Fiscal Refinancing Program	487,161	(58,330)	428,831
Provisions	4,202,715	12,075	4,214,790
Provisions for Pension Funds	571,116	80	571,196
Provisions for Loss of Investment	923,690	(135,604)	788,086
Other Obligations	2,351,747	3,190	2,354,937
Non-Current Liabilities	31,214,144	326,597	31,540,741
Net Equity	27,345,545	(1,358,687)	25,986,858
Total Liabilities + Net Equity	68,663,822	(918,382)	67,745,440

1. Long-term Suppliers increased by BRL 187.4 million

2. Long-term provisions recorded an increase of BRL 12.1 million

Non-Current Liabilities (page 1 of 1)

Long-term Suppliers increased by BRL 187.4 million in the 3rd quarter of 2018

The Total Liabilities of the Companies Under Reorganization decreased by BRL 918.4 million in the 3rd quarter of 2018 compared to the previous quarter, due to the decrease of BRL 113.7 million of the Current Liabilities, an increase of BRL 326.6 million of the Non-Current Liabilities and the decrease of BRL 1,358 million of the Net Equity. The increase of BRL 326.6 million of the Non-Current Liabilities was influenced by:

o      The item long-term Suppliers of the Companies Under Reorganization was increased by BRL 187.4 million in the quarter, amounting to BRL 3,508 million. According to the Company, the verified increase refers to the monetary correction of the fair value adjustment (AVJ) of the debt with Anatel.

o      Long-term Provisions increased by BRL 12.1 million in the quarter (increase of 0.3%), amounting to BRL 4,214 million. The Company informed that the verified increased was caused by the record of the monetary correction on the provisions.

Table 5 - Balance Sheet, Net Equity	(A)	(B)
In thousands of BRL	06/30/2018	09/30/2018
	2nd Quarter 2018	3rd Quarter 2018

Current Liabilities	10,104,133	10,217,841
Non-Current Liabilities	31,214,144	31,540,741
Realized Share Capital	21,438,374	32,038,471
Capital Reserves	19,335,311	8,725,165
Accrued Profit/Loss Previous Years	(42,052,578)	(42,052,578)
Loss/Profit in the 2nd Quarter of 2018	29,285,678	29,285,678
Accrued Loss/Profit up to the 3rd Quarter of 2018		(1,336,386)
Cost of Issuance of Shares	(377,429)	(377,429)
Equity Appraisal Adjustments	(29,631)	(41,883)
Other Encompassing Results	(254,180)	(254,180)
Net Equity	27,345,545	25,986,858
Total Liabilities + Net Equity	68,663,822	67,745,440

1. Realized Share Capital increased 49.4%

2. Capital Reserves decreased 54.9%

Losses of BRL 1,336 in the 3rd quarter

Net Equity (page 1 of 1)

The Consolidated Loss of the Companies Under Reorganization in the 3rd Quarter of 2018 was of BRL 1.336 million

Other items of the Net Equity with variations that can be observed:

o        1. Realized Share Capital increased BRL 10,600 million (increase of 49.4%), amounting to BRL 32,038 million in the 3rd quarter. According to Management, the increase of Share Capital occurred in the EGM held on September 17, 2018, in which the conversion of part of the debts with qualified Bondholders into equity instruments was approved, according to the provisions of the Judicial Reorganization plan.

o        Capital Reserves decreased BRL 10,610 million (decrease of 54.9%), amounting to BRL 8,725 million in the 3rd quarter. According to the Company, the verified decrease refers to the transfer of the amount accounted in Capital Reserves for Realized Share Capital.

4.3 INCOME STATEMENT OF THE COMPANIES UNDER REORGANIZATION

Quarterly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

INCOME STATEMENT OF THE COMPANIES UNDER REORGANIZATION

HIGHLIGHTS

Statement

3rd QUARTER of 2018

o        The Gross Operating Revenue of the Companies Under Reorganization decreased 1.9% in the quarter

o        The Other Operating Revenue of the Companies Under Reorganization decreased by BRL 508.0 million in the 3rd quarter of 2018 when compared to the previous quarter

o        The Income before Financial Income and Taxes of the Companies Under Reorganization was negative at the amount of BRL 164.1 million

o        The Financial Income of the Companies Under Reorganization closed the 3rd quarter of 2018 with a negative amount of BRL 1,294 million

o        The Consolidated Loss of the Companies Under Reorganization in the 3rd quarter of 2018 was of BRL 1,336 million

Table 6 – Quarterly Income Statements	(A)	(B) – (A)	(B)
In thousands of BRL	2nd Quarter 2018	Variation	3rd Quarter 2018

Gross Operating Revenue	7,544,956	(144,691)	7,400,265
Deductions of Gross Revenue	(2,132,421)	70,611	(2,061,810)
Net Revenue for Sales of Goods and/or Services	5,412,535	(74,080)	5,338,455
Cost of Services Rendered and Goods Sold	(4,077,166)	110,859	(3,966,307)
Gross Revenue	1,335,369	36,779	1,372,148
Expenses with Sales	(1,130,652)	64,478	(1,066,174)
General and Administrative Expenses	(521,174)	(15,491)	(536,665)
Other Operating Revenues	528,438	(508,035)	20,403
Other Operating Expenses	(88,871)	(225,417)	(314,288)
Equity Accounting Results	83,815	276,668	360,483
Operating Expenses/Revenues	(1,128,444)	(407,797)	(1,536,241)
Income Before Financial Income and Taxes	206,925	(371,018)	(164,093)
Financial Revenue	1,750,043	(849,071)	900,972
Financial Expenses	(3,026,486)	831,005	(2,195,481)
Financial Income	(1,276,443)	(18,066)	(1,294,509)
Current	(63,288)	(61,661)	(1,627)
Deferred Assets	(127,540)	250,540	123,000
Tax Incentive Exploitation Profit	2,670	(1,828)	842
Income Tax and Social Security Contribution on Profit	(188,158)	(310,373)	122,215
Consolidated Profit/Loss of the Period	(1,257,676)	(78,711)	(1,336,387)

1. Decrease of 1.9% of Gross Revenue

2. Decrease of BRL 508.0 million

3. Increase of BRL 225,4 million

4. Financial Revenue decreased BRL 849.1 million

5. Financial Expenses reached BRL 2,195 million

6. Deferred Assets became positive again

Quarterly Income Statements (page 1 of 3)

The Consolidated Loss of BRL 1,336 million recorded by the Companies Under Reorganization in the 3rd Quarter of 2018 was influenced by:

o        1. The Gross Operating Revenue of the Companies Under Reorganization decreased BRL 144.7 million (decrease of 1.9%) in the 3rd quarter of 2018 compared to the previous quarter, amounting to BRL 7,400 million. According to information provided by the Management, the result was due to the sharp decrease in the Revenue from Landline Telephony, due to the smaller voice traffic, in addition to the decrease in interconnection revenues, a result of the decrease in the interconnection fees and landline-mobile calls.

o        2. Other Operating Revenues of the Companies Under Reorganization recorded a decrease of BRL 508.0 million in the quarter. According to Management, the sharp decrease refers to the reclassification of the fair value gain recorded in the delivery of Oi S/A shares held by PTIF to the bondholders for the item Financial Income, in addition to the lower volume of recovered expenses, mainly softened by the higher revenue of infrastructure rent.

o        3. Other Operating Expenses of the Companies Under Reorganization increased BRL 225.4 million in the quarter, amounting to BRL 314.3 million. According to Management, the increase is mainly due to the record of expenses with taxes on other operating and non-operating revenues, in addition to the provision for payments of variable compensation related to the fulfillment of operating financial and quality goals of 2018.

When adding the other operating items, the Companies Under Reorganization had a negative Income Before Financial Income and Taxes in the amount of BRL 164.1 million in the 3rd quarter of 2018.

o        4. The Financial Revenue of the Companies Under Reorganization in the 3rd quarter of 2018 decreased by BRL 849.1 million, amounting to BRL 900.9 million. According to information provided by Management, the decrease verified in the 3rd quarter of 2018 was a result of the smaller devaluation of Real against Euro and Dollar on the provision of fair value gain of loans and financings.

o        5. Financial Expenses, in turn, decreased by BRL 831.0 million in the 3rd quarter of 2018, amounting to BRL 2,195 million. According to Management, the verified decrease reflects the smaller impact of the devaluation of Real against Euro and Dollar in the quarter on loans and financings payable to third parties, being softened by the accrual of interest in the period.

o      6. The item Deferred Assets reverted the negative figures of the previous quarter and had a positive amount of BRL 123.0 million in the 3rd quarter of 2018. The Company reported that the verified increase was caused by the recording of the Income Tax and deferred Social Contribution on surplus value of Brasil Telecom S.A.

Thus, adding the Income Before Financial Income and Taxes, negative in BRL 164.1 million, the Financial Income, negative in BRL 1,295 million, and the Income Tax and Social Security Contribution on Profit, positive in BRL 122.2 million, the Consolidated Loss in the 3rd quarter of 2018 of the Companies Under Reorganization was of BRL 1,336 million.

5        Service to creditors

SERVICE TO CREDITORS

As it was the case with the previous months, the BT strived to help this Court by organizing the several official letters received from other Courts requesting authorization to retain the assets of the Companies Under Reorganization for payment of post-petition credits, in a proceeding that, on the one hand, grants speed and security to the benefit of the Creditors, and, on the other hand, allows for the recovery of the Oi Group and compliance with the PRJ.

For this purpose, the BT published the list of the official letters received in the last month by the Judge of the 7th Business Court and the list of post-petition credits paid by the Oi Group, with are already available for reference in the judicial reorganization website (www.recuperacaojudicialoi.com.br), which currently has 554,103 pageviews.

As to the pre-petition credits, the BT remains focused on answering questions about clauses and compliance with the ratified Judicial Reorganization Plan, and is regularly contacted by domestic and foreign creditors, either by phone, through number +55 (21) 2272-9300, or via email at credoroi@wald.com.br.

The BT informed that, throughout the month, monitored the installment and implementation of the mediation platform with procedural incidents, under the decision of pages 341,970/341,973. This mediation has the objective of promoting a structure between creditors and debtors to determine the credit amounts, as of an online platform already used in this Judicial Reorganization process and that reached the execution of 36 thousand agreements.

In addition, the BT makes available, on a monthly basis, the updated General List of Creditors on the judicial reorganization website (www.recuperacaojudicialoi.com.br), considering those cases involving qualifications and challenges that have already obtained a decision on the merits.

6        Statements submitted by BT

SUMMARY OF THE BT STATEMENTS IN THE CASE RECORDS

Following, the BT lists the manifestations presented in the case records of the electronic proceedings after the latest Monthly Activity Report, with an indication of the respective pages.

pages 344,331/354,358	Monthly report of the activities developed by the Companies Under Reorganization (referring to August 2018).	10/15/2018
pages 354,359/354,360

BT’s statement on:

(i) Opinion of the Public Prosecutor’s Office on the change of the mediation proposal with illiquid credits (PEX Creditors);

(ii) Bankrupt Estate Credit of Retebrás;

(iii) Statement of the creditor Cláudio Nogueira Alves;

(iv) Statement on the petition of the Companies Under Reorganization on the dismissal of the asset attachment request of Oi Group in Portugal; and

(v) ANATEL Petition of the Entry of Judgment No. 529, rendered in administrative proceedings No. 53500.037554/2018-25.

10/16/2018

In addition to the aforementioned cases, the Bankruptcy Trustee, in response to the official letters and requests addressed directly to the BT by different Brazilian Courts, submitted statements in lawsuits filed against the Companies Under Reorganization.

7        Monitoring and compliance with the Judicial Reorganization Plan

MONITORING AND COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan (“PRJ”) presented by the Companies Under Reorganization was approved by the Creditors attending the General Creditors’ Meeting held on December 19, 2017, being approved, with reservations, by this Court under the decision of pages 254,741/254,756.

In this way, this Management remains focused in the monitoring of compliance with the obligations of the Companies Under Reorganization of the ratified PRJ, having held regular meetings with the Company and analyzed all relevant documentation for such purpose.

As a result of this monitoring, the BT provides a spreadsheet illustrating the obligations that expired in September 2018 below:

Clause	Class	Classification	Obligation	Term	Note	Status
4.1	I	Labor (with deposit)	Payment	09/04/2018	Second installment	✓

Regarding the compliance with such obligations, the BT informs that the Companies Under Reorganization made available the list of (class I) labor creditors that received the first and second installments, according to clause 4.1 of the Judicial Reorganization Plan.

With respect to the mediation with illiquid credits, the BT informs that it has monitored the procedure and the operation of the FGV Platform, which has been available for access since July 26, 2018, and is already largely attended by creditors.

The BT also continues to monitor the implementation of the FGV platform for the Mediation Program with Procedural Incidents, which is available for access since October 1, 2018.

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Rio de Janeiro, RJ – Brazil	São Paulo, SP – Brazil

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